NATIONWIDE MUTUAL FUNDS
		NATIONWIDE VARIABLE INSURANCE TRUST
		CERTIFICATE OF THE ASSISTANT SECRETARY
	CERTIFYING RESOLUTIONS APPROVING THE JOINT FIDELITY BOND

	     THE UNDERSIGNED, the duly appointed Assistant Secretary of Nationwide Mutual Funds ("NMF") and Nationwide Variable Insurance Trust ("NVIT") (NMF and NVIT referred to hereinafter collectively as the "Trusts"), each a Delaware Statutory Trust and registered management investment company under the Investment Company Act of 1940, as amended
	(the "1940 Act"), does hereby certify that: (i) the resolutions set forth below were approved by the Board of Trustees of the Trusts, including a majority of the Trustees who are not "interested persons" of the Trusts, as defined by Section 2(a)(19) of the 1940 Act, at a meeting of the Board of Trustees of the Trusts held on March 9, 2016; (ii) the passage of said resolutions was in all respects legal; and (iii) said resolutions are in full force and effect:

		RESOLVED, that, in accordance with Rule 17g-1 under the 1940 Act: (i) the form of a one-year joint insured fidelity bond in the amount of $10,000,000 issued by Great American Insurance Company to the Trusts be, and hereby is, approved; and
	(ii) the amount of said bond is determined to be reasonable;
	and it is

		FURTHER RESOLVED, that the allocation of the premium
	for the joint insured bond between each Trust, said premiums totaling $16,953, and allocated 50% to each Trust and allocated
	within 	each Trust relative to the net asset amount of the Trust as
	of March 15, 2016, be, and hereby is, approved by a majority of the Board of Trustees (including a majority of Trustees who are not deemed to be "interested persons" of the Trust
	(as defined in Section 2(a)(19) of the 1940 Act)), after taking into consideration all relevant factors in relation to the joint insured bond, including, but not limited to:
	(i) the number of other parties to the joint insured bond;
	(ii) the nature of the business activities of these parties;
	(iii) the amount of the joint insured bond; (iv) the amount of the premium for the joint insured bond; (v) the ratable allocation of the premium among all parties named as insureds;
	and (vi) the extent to which the share of the premium allocation to the Trust is less than the premium the Trust would have had to pay if the Trust had been provided and maintained a single insured bond; and it is

		FURTHER RESOLVED, that, in accordance with Rule 17g-1 under the 1940 Act, the proper officers of the Trust be, and these officers hereby are, authorized to take such actions as these officers deem necessary or desirable, including the filing of the joint insured bond and the Joint Insured Bond Agreement with the Securities and Exchange Commission, to carry out the intent of the foregoing resolutions; and it is

		FURTHER RESOLVED, that the Joint Liability Insurance Agreement and the Joint Insured Bond Agreement, in regard to the premium allocation under the joint insurance policy and the premium allocation under the joint fidelity bond, respectively, each in substantially the form presented at this Meeting be, and hereby is, approved with such non-material changes as the proper officers of the Trust, with the advice of the Trust's counsel and counsel to the Independent Trustees may approve, said approval to be conclusively evidenced by the execution and delivery of these agreements; and it is

		FURTHER RESOLVED, that the Broker Service Fee Agreement between the Trusts and Crystal & Company ("Crystal"), which applies to the commission payable to Crystal for securing the Errors and Omissions, Independent Director Liability and Joint Fidelity Bond insurance coverages for the Trusts, be, and hereby is, approved in substantially the form presented at this Meeting


		IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trusts this 15th day of April, 2016.



                                        /s/James Bernstein
					-----------------------
					James Bernstein
					Assistant Secretary